THE SOMERSET GROUP, INC.
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   Significant Accounting Policies

(a) Principles of Consolidation: The consolidated financial state-ments include the accounts of The Somerset Group, Inc. ("the Company") and its 100% owned subsidiaries for all periods and a 51% owned sub-sidiary through its sale on October 31, 1994. The consolidated finan-cial statements for 1992 included an 80% owned subsidiary that was dissolved and its assets sold during 1992.

(b) Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents include: cash on hand, cash in banks and debt securities purchased with maturities of three months or less.

(c) Investment in First Indiana Corporation: First Indiana Corpora-tion is a bank holding company whose primary subsidiary is a bank which operates primarily in Indiana. The Company's investment in First Indiana Corporation is stated at cost, adjusted for the Company's share of undistributed earnings, and includes adjustments under the purchase method of accounting. Capital changes of First Indiana Corporation are reflected as a separate component of consoli-dated retained earnings.

(d) Construction Contracts: The Company uses the percentage-of-com-pletion method for reporting profits from construction contracts for financial statement purposes. The units-of-production method is uti-lized in the computation. Contracts in progress, unbilled, consists of costs incurred under contracts plus gross profit for the units completed that, in accordance with progress billing terms of the indi-vidual contracts, are not yet billable to the customer.

At December 31, 1994 and 1993, the total value of work completed to date for such contracts in progress was $8,820,000 and $5,993,000, of which $7,502,000 and $5,013,000, respectively, had been billed.

(e) Inventories: Inventories are stated at the lower of cost or re-placement market. Cost is determined principally by the first-in, first-out method. Inventory consists of raw materials and supplies.


f)   Property, Plant and Equipment:  Property, plant and equipment are
stated at historical cost for financial reporting purposes,   depreci-
ation is deter- mined using the straight-line method based upon the estimated useful lives of the individual assets. Both straight-line and accelerated methods are used for income tax purposes.

(g) Employee Benefit Plans: The Company maintains a non-contributory, trusteed, defined benefit pension plan covering substantially all non-bargaining unit employees. Benefits are based on years of service and the employee's compensation. The Company makes contributions to the plan which equal or exceed the minimum amounts required by the Employ-ee Retirement Income Security Act of 1974.

The Company also sponsors an Employee Savings and Investment Plan, which is qualified for tax deferred employee contributions under sec-tion 401(k) of the Internal Revenue Code. The plan is a trusteed, defined contribution plan with the Company matching a portion of the employees' contributions in the form of shares of the Company's common stock.

(h) Income Taxes: The Company adopted Statement of Financial Account-ing Standards No. 109, Accounting for Income Taxes in 1992. The adop-tion did not have a material effect on the consolidated financial statements. The principal temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities which results in deferred taxes are the investment in First Indiana Corporation, accounted for under the equity method of accounting, and Property, Plant and Equipment.

(i) Income (Loss) Per Share: Income (loss) per share is based on the average number of common shares and common share equivalents (stock options) outstanding during the year. The effect of outstanding stock options on income per share on a fully diluted basis is not material.

(j) Treasury Shares: Treasury shares issued to fund employee benefit plans are valued at average cost of all treasury shares at the date of issuance.

                                     -24-

Note 2.  Discontinued Operations

The discontinued operations included in the financial statements for the year ended December 31, 1992 represent the Company's withdrawal from the environmental analytical laboratory industry. All of the operating assets of TMS Analytical Services, Inc., and 80% owned sub-sidiary, were sold for cash on July 31, 1992.

Note 3.  Minority Interest - Sale of Subsidiary

During 1993, the Company sold a 49% interest in an inactive subsid-iary. Following the sale, the subsidiary commenced building a new facility for the manufacture of an additional product line for the Company, that of prestressed concrete products intended for use in the construction of highway bridges. Manufacturing commenced in January 1994. As of October 31, 1994, the Company sold its remaining 51% ownership in the subsidiary. The results of operations for this sub-sidiary from its inception in 1993 to October 31, 1994 and the accom-panying minority interest are included in the consolidated financial statements.

The net assets and the gain on sale of this subsidiary were as fol-lows:

            Selling price                  1,057,000
                                          ----------
            Net current assets               277,000
            Property, plant and
            equipment                      1,310,000
            Other assets                      35,000
            Long-term debt                  (589,000)
            Minority interest               (420,000)
                                            --------
               Net assets sold               933,000

            Gain on sale before expenses
              of dale and taxes              124,000
                                            ========



Note 4.  Trade Accounts, Notes and Other Receivables

Trade accounts, notes and other receivables are net of allowances for doubtful accounts of $8,000 and $25,000 at December 31, 1994 and 1993. Activity concerning the allowances for doubtful accounts for the three years ended December 31, 1994 was as follows:





                                            1994      1993         1992

Balance at beginning of period             25,000    51,000        9,000

Additions charged to costs and expenses         0         0        8,000

Additions charged to operating
  loss of discontinued operations               0         0       40,000

Uncollected accounts written off,
  net of recoveries                       (17,000)   (6,000)      (6,000)

Amount credited to costs and expenses           0   (20,000)           0
                                          --------  --------     --------
Balance at end of period                    8,000    25,000       51,000


                                   -25-
Note 5.  Investment in First Indiana Corporation

The Company's percentage ownership in First Indiana Corporation was as follows:

                                       First Indiana
                               Shares         Shares     Percentage
                                Owned    Outstanding      Ownership
December 31, 1994           1,509,983      7,193,522          21.0%
December 31, 1993           1,474,984      7,150,408          20.6%
December 31, 1992           1,474,984      7,147,927          20.6%



The Company's equity in earnings of First Indiana was as follows:


                                          Year Ended December 31,
                                     1994           1993           1992

Equity in earnings of First
 Indioana based on percentage
 of ownership                    2,169,000      3,115,000      2,545,000

Purchase price adjustments:
the Company's equity ownership
of First indiana's  net assets
exceed the actual cost of its
shares.  Under the purchase
price accounting method,
these purchase price adjustments
are being amortized to income
using both the declining-
balance method and straight
line methods and amortization
periods of 3 to 10 years          447,000        499,000        535,000
                                 --------       --------       --------
                                2,616,000      3,614,000      3,080,000
                                =========      =========      =========

At December 31, 1994, the unamortized balance of the purchase price adjustments was $1,081,000.

The charges to retained earnings for equity in other capital changes of First Indiana Corporation primarily represents dilution of the Company's percentage share of First Indiana's net worth that resulted from shares of common stock issued by First Indiana at less than book value.

Equity in undistributed earnings and capital changes of First Indiana of $11,569,000 and $10,796,000 are included in consolidated retained earnings at December 31, 1994 and 1993, respectively.
First Indiana Corporation is not subject to any regulatory restric-tions on the payment of dividends to its stockholders. However, the Office of Thrift Supervision has promulgated regulations governing dividend payments, stock redemptions, and other capital distributions, including upstreaming of dividends by a savings institution to a hold-ing company. Under these regulations, the Bank may make distributions to First Indiana Corporation of up to 100 percent of the Bank's net earnings over the most recent four-quarter period, less distributions made during such four-quarter period. The Bank is required to give the Office of Thrift Supervision 30 days advance notice before declar-ing a dividend.
                                    -26-


Note 6. Other Assets

Other assets were as follows:

                                                      December 31
                                                     1994      1993

Long-trm note receivable in connectioin
with the sale of discontinued radio
broadcosting properties                           487,000   461,000

Investment in split-dollar life insurance
contract for a key officer of the company
secured by cash value and contractual
guarantee of yield                                460,000   460,000

Long-term note receivable in connection
with the sale of investment in Mid-
America Media, Inc.                                24,000    36,000

Other                                              70,000    87,000
                                                  -------   -------
                                                1,041,000 1,044,000
                                                ========= =========

Note 7.  Long-Term Debt

Outstanding long-term debt is summarized below:

                                                     December 31,1944              December 31,1993
                                           Current Long-Term   Current Long-Term
                                           Portion   Portion   Portion
Portion

Notes Payable
  Note payable to bank at 8.23%
  due in full July 1, 1996                    0    3,000,000       0   3,000,000

Note payable to bank at 6.85%
  due in full July 1, 1996                    0    2,500,000       0   2,500,000
                                             ---   ---------      ---  ---------
                                              0    5,500,000       0   5,500,000
                                             ===   =========      ===  =========

In addition to the above, the Company at December 31, 1994, has avail-able a $3,000,000 line of credit that expires July 1, 1995, at the prime rate of interest. The prime rate of interest in effect at De-cember 31, 1994 and 1993 was 8.5% and 6% respectively.

The Company paid interest of $436,000, $637,000, and $601,000 during the years ended December 31, 1994, 1993, and 1992 respectively.

                                         -27-